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EXHIBIT 12.1 - STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN THOUSANDS)


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

                                                             Pro Forma
                                           Three Months     Three Months                                               Pro Forma
                                          Ended March 31,      Ended                Year Ended December 31,           Year Ended
                                         ----------------     March 31,     ---------------------------------------   December 31,
                                         2003        2002     2003 (1)      2002    2001     2000     1999     1998    2002 (1)
                                         ----        ----   -----------     ----    ----     ----     ----     ----   ------------
Earnings
    Income (loss) from continuing
      operations before provision for
      income taxes and extraordinary
      item                              $16,419   $19,486      $14,456    $60,187  $56,738  $34,675 $25,649  $17,934     $51,321
    Interest and amortization of
      deferred finance costs              5,859     4,196        7,822     21,957   12,090   16,657  13,901   10,555      30,823
    Implicit rental interest expense        730       689          730      2,713    2,412    2,006   2,016    1,618       2,713
                                        ------------------------------    --------------------------------------------------------
    Total earnings                       23,008    24,371       23,008     84,857   71,240   53,338  41,566   30,107      84,857
                                        ------------------------------    --------------------------------------------------------
Fixed Charges
    Interest and amortization of
      deferred finance costs              5,859     4,196        7,822     21,957   12,090   16,657  13,901   10,555      30,823
    Capitalized interest                    142       404          142        942    1,348    1,036     410      288         942
    Implicit rental interest expense        730       689          730      2,713    2,412    2,006   2,016    1,618       2,713
                                        ------------------------------    --------------------------------------------------------
Total fixed charges                     $ 6,731   $ 5,289      $ 8,694    $25,612  $15,850  $19,699 $16,327  $12,461     $34,478
                                        ------------------------------    --------------------------------------------------------
Ratio of earnings to fixed
    charges                                3.42      4.61         2.65       3.31     4.49     2.71    2.55     2.42        2.46
                                        ==============================    ========================================================

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(1)   The pro forma ratio of earnings to fixed charges gives effect to the net decrease in the interest expense resulting from the sale of the Notes offered hereby and the application of the estimated proceeds thereof to the repayment of existing debt, as if such transactions had occurred at the beginning of the periods presented; such ratio does not give effect to any other pro forma events. The ratio has been computed using an assumed interest rate of 7 1/2%.